Exhibit 99.2

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Connie Dever Willbros Group, Inc. - IR

Randy Harl Willbros Group, Inc. - President, CEO

Van Welch Willbros Group, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Martin Malloy Johnson, Rice and Company - Analyst

Jamie Cook Credit Suisse - Analyst

Tahira Afzal KeyBanc Capital Markets - Analyst

Noelle Dilts Stifel Nicolaus - Analyst

Dan Mannes Avondale Partners - Analyst

John Rogers D.A. Davidson and Company - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and thank you for standing by. And welcome to the Willbros Group’s second quarter earnings conference call. (Operator Instructions).

This conference is being recorded today, August 9, 2013. I would now like to turn the conference over to Connie Dever, Director of Investor Relations. Please go ahead, ma’am.

Connie Dever - Willbros Group, Inc. - IR

Thank you. Welcome to the Willbros Group conference call. In addition to me, today’s participants include Randy Harl, our President and Chief Executive Officer, Van Welch, our Chief Financial Officer, and Mike Collier, our Vice President of Investor Relations. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com .

A replay will also be available through the phone number provided by the Company in yesterday’s press release. Information reported on this call speaks only as of today August 9, 2013 and therefore, you are advised that time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated August 8, 2013 and on our website. Now I will turn the call over to Randy Harl, President and Chief Executive Officer of Willbros.

Randy Harl - Willbros Group, Inc. - President, CEO

Thanks, Connie. Good morning, everyone, and everyone and thank you for joining us today. I’m pleased to announce that we have successfully completed the financing of a new $400 million credit facility, including a term loan and revolver. This greatly improves our liquidity and provides a more flexible capital structure.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Van will provide more details shortly. In addition, I am pleased to announce that we reported operating income of $9.4 million and net income from continuing operations of $1 million for the second quarter of 2013. Our second quarter results demonstrate the capability of our diversified business model to deliver improved results.

We had strong operating results generated by our Utility T&D and Professional Services segments, as well as by our Canada segment, which delivered another consecutive quarter of solid performance. Although the performance of our regional service lines in the Oil and Gas segment was disappointing, I am confident that the actions we have taken to resolve the root causes of these issues in the first half of this year are proving successful.

In our Oil and Gas segment, the changes we have made in leadership and in our project management are producing improved results. The lost projects in our regional service lines are essentially completed, and the results for the month of June were break-even. I expect material improvement from these operations for the remainder of the year.

During the first half of the year, our strategy was to be patient and disciplined while bidding for cross-country pipelines, targeting those projects where we could achieve the best results. At the beginning of the third quarter, we were awarded a contract to construct more than 150 miles of 30-inch pipeline. As of today, the majority of our 2013 revenue objectives for pipelines and facilities are now in backlog. The market is strong and growing, and we have identified the additional projects and are confident we will meet our financial objectives for the year.

Also in our Oil and Gas segment, revenue generated from our downstream construction and maintenance services increased over 40% from the second quarter of 2012. Greater turnaround activity, as well as higher utilization of our shops and fabrication resources, drove the increase in revenue, and for the first time since 2010, we generated a profit.

In Utility T&D, positive operating performance resulted in a 12.2% operating margin compared to 7.2% in the second quarter of 2012. Our improved performance was the result of the successful completion of two of the four remaining Texas CREZ projects for Oncor, storm restoration work in Texas and Oklahoma and the early start of the previously announced Xcel Tuco to Woodward transmission construction project. We also recently won the second phase of this project in western Oklahoma, adding another 100 plus miles of 345 kV line to our third quarter backlog. As we complete the final CREZ projects in Texas, we now have the resume to pursue and execute additional work. These two awards are the first steps in our plan to expand our customer base and continue to grow this business.

Canada delivered a third consecutive quarter of solid operating results, generating $4.3 million of operating income, an improvement of $7.2 million from the second quarter of last year. The improvement in operating income compared to last year was attributable to our project and specialty services business which includes pipeline integrity digs. We also benefited from operating our ongoing field services work which includes infrastructure replacement construction and additional maintenance work performed for our key oil sands mining customers.

The professional services segment reported operating income of $8.2 million, an increase of nearly 80% from the second quarter of last year, generating a 9.4% operating margin. We had significant improvement from our line-locating services where we have expanded our geographic presence to offer these and other integrity services in additional markets. Solid performance in our upstream, midstream and downstream engineering, right-of-way, survey and government services offerings also contributed to these improved results. After Van provides more information on our new credit facility and our financial position, I will have some additional comments. Van?

Van Welch - Willbros Group, Inc. - CFO

Thanks, Randy, and good morning to everyone. First of all, I want to speak to our improved liquidity position gained through our recently announced refinancing. We entered into a new credit facility to achieve three important objectives: increased liquidity, significantly extend the existing debt maturity profile and establish less restrictive covenants. Prior to refinancing, the Company had $59.4 million in outstanding revolver borrowings and $51.6 million in letters of credit outstanding, with only $4 million remaining against our $115 million revolver capacity as of June 30.

We were in compliance with all covenants at June 30, 2013 with our maximum total leverage ratio of 2.79 to 1 against the requirement of 3 to 1. With the completion of our refinance, the new $250 million term loan proceeds were used to repay all indebtedness under the previous term loan and the previous revolver. The new $150 million ABL revolver is available for cash draws and letters of credit.

As of today, we have $54.4 million in letters of credit outstanding and, we have no cash draws against the revolver, resulting in remaining revolver capacity of $95.6. The new term loan is a six-year facility maturing in 2019, and the new revolver is a five-year asset base lending (ABL) facility maturing in 2018.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

The new maximum total leverage ratio covenant requirement for the remainder of the year is 4 to 1, and our pro forma ratio June 30, 2013 is 2.59 to 1. The term loan facility has an interest rate of 9.75% plus a LIBOR floor of 1.25% and a revolver is an ABL with an interest rate of 2.5% plus LIBOR on all borrows.

The term loan had an original issue discount (OID) of 96.5%. The OID costs, bank fees and other related expenses of approximately $15.5 million will be amortized over the life of the term loan and the ABL. Our cash in bank today, after funding and payment of these fees, is $47 million. In conjunction with this refinancing, we anticipate a one-time non-cash charge to interest expense in the third quarter of this year for $8 million for unamortized fees and expenses related to the previous debt facilities.

Now moving to our financial performance. We are experiencing positive trends in our consolidated results, continued operations and significant improvement in three out of four of our segments. In the second quarter of 2013, we improved our financial results Q2 2013 over Q2 2012 as follows.

Our income from continuing operations of $9.4 million reflects an improvement of $1.9 million. Our net income from continuing operations after tax of $1 million reflects an improvement of $3 million. Our adjusted EBITDA from continuing operations is $22.4 million for the second quarter 2013, an improvement of $3.3 million from the second quarter of 2012.

Sequentially, second quarter over first quarter of 2013 also shows improvement as follows. Operating income of $9.4 million, second quarter, is an improvement of $10.9 million from the first quarter loss. Net income from continuing operations of $1 million in the second quarter is an increase of $12.6 million from our first quarter loss. And adjusted EBITDA for continuing operations improved $12.8 million during the second quarter.

For the second quarter 2013, our tax expense was $1.1 million for the quarter, which is primarily related to Canadian income tax and the Texas Margins Tax. We currently have a U.S. valuation and allowance of $57 million against our tax assets.

Looking forward, upon demonstrating sustainable annual taxable income, which will fully utilize our tax assets, this valuation allowance will be removed and the tax benefit will flow through to the income statement.

At June 30, 2013 Willbros backlog from continuing operations at $2 billion compares to $2.1 billion at the end of 2012. During the same period, our 12-month backlog decreased 9% to $919 million compared to $1 billion.

Our 12-month backlog consists of approximately 72% of time and material and unit rate work with the remainder being fixed price. The second quarter backlog does not reflect the two project awards that Randy mentioned previously. Our capital budget for 2013 is $25 million, of which $12.4 million was spent or committed during the first six months of 2013.

The actual spend will be a function of future work commitments and the terms and conditions offered in the equipment rental market, and amounts are expected to be funded through operating cash flows.

Now to update guidance. We maintain our strategy to strengthen our balance sheet, reduce leverage and improve liquidity with operating cash and future asset divestitures. We have made significant progress on the disposition of our Hawkeye business, and on July 16, we negotiated a non-binding letter of intent for the potential sale of Hawkeye to a highly interested potential buyer. We reaffirm our guidance of annual revenues from continuing operations to be in the range of $1.9 billion to $2.1 billion and total debt reduction for 2013 of $50 million to $100 million. I will now turn the call back to Randy for additional comments. Randy.

Randy Harl - Willbros Group, Inc. - President, CEO

Thanks, Van. I am disappointed with our inconsistent results. As CEO, I am responsible for both our operating results and our reputation. I am also accountable for making certain we eliminate surprises and deliver more consistent and better results.

We have demonstrated that we can identify and remediate problems when they arise. However, it is critical that we identify and remediate the root causes of these problems so they do not recur. Solving and remediating these root causes will have the biggest impact on our ability to deliver positive and consistent financial results.

Over the past few years, we have been managing a culture change, a change in our belief system that will take us to best in class. The culture of accountability that we have been working to create is beginning to emerge as the catalyst for the positive results we all want. We can see the positive impact of that culture change in the results in Canada, in UTD and in our Professional Services segments.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Our new Oil & Gas leadership is also affecting this culture change. I am already seeing positive indications, and I am confident that we are very close to a breakthrough in this segment. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Thank you very much. (Operator Instructions). Our first question does come from the line of Martin Malloy with Johnson Rice & Company .

Martin Malloy - Johnson, Rice and Company - Analyst

Good morning.

Randy Harl - Willbros Group, Inc. - President, CEO

Morning, Marty.

Martin Malloy - Johnson, Rice and Company - Analyst

Congratulations on the improvement in results and closing the, uh, facilities.

Van Welch - Willbros Group, Inc. - CFO

Thank you.

Martin Malloy - Johnson, Rice and Company - Analyst

I guess first question, could you talk a little bit more about, you talked about material improvement in the regional pipeline business, and what gives you such confidence in making this statement as was reported in the second half of this year?

Randy Harl - Willbros Group, Inc. - President, CEO

I think, Marty, let’s start with Oil & Gas and the what, you know, components of it. Remember that it is a combination of the pipeline business, which has always been the center of our business, the downstream business and the regional business. And so, we have seen now the backlog fill up on the pipeline side, so we feel really good about that.

When you look at the prospects that we have out there between $500 million and $750 million of additional things we can bid in that business and in facilities I talked about that a little bit or mentioned it. But really a full book of business for the rest of the year there, so we are very confident that we’re going to see quite a good contribution from that piece of our business that’s been not fully utilized in the first half of the year. And in the downstream business, the wind is at our back.

And as you know, the construction boom that’s happening along the Gulf Coast, as well as the need for maintenance is going to bode well for us. We see lots of opportunities, both in that turnaround business, for fabrication and for API storage tanks. And finally, specifically back to your question, what’s happening in the regions, we have three different pieces in that regional business. Our northeast business, primarily the Utica and Marcellus has performed very well. Q4 last year, Q1 this year again, and Q2, you know, so it is onward and upward with that business.

The southern region, which is primarily Texas, and, really, into the surrounding states, suffered a bit in Q1 from utilization issues. We had a couple of major customers that turned down a bit. We are recovering that, making big improvements, but then the real problem was really in our High Plains region, where we took on projects in Q4 that it took six months to work through. So they really hit us hard in Q1 and continued to for the first two months of Q2 to continue to impact our results significantly. I think what I said with regard to reaching break-even for the regional business in June is a good indication that we put that behind us. So if you take those three things into account, breaking the Oil and Gas Segment down, you can see why I have optimism that we’re very close to a breakthrough there.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Martin Malloy - Johnson, Rice and Company - Analyst

Okay. And maybe if you could spend some time talking about what you are seeing on the bidding environment for the Utility T&D business, small, mid-sized transmission projects, what you are seeing in the distribution area.

Randy Harl - Willbros Group, Inc. - President, CEO

Well, Marty, you know the, I think, the last conference you were at, I talked about starting with the distribution business, the storm business that we’ve had, and how that business really, the storm business allows you to get in there and show utilities what you can do that you may not have a current MSA with. And as a result of the storm activity we had last fall and again this spring, we have a number of MSA opportunities that are in the bid process right now.

Nothing that we can announce at this point, but we feel like we are within a short period of time of being able to do that, and, as you know, we are not in control of when that will happen, but we very are confident that we’re going to add to our MSA business, both out of our western region as well as the eastern regions which is centered in Virginia.

We’ve bid new MSA’s out of both of those regions, so we are optimistic that we’re going to see some good results in terms of expansion of the customer base on the D-side. We are starting to see some improvement in our ability to make improved margins in that business and expect that to continue to contribute to our business. On the T-side, we are focused on Texas and the surrounding states.

We have identified $10 billion, $11 billion worth of prospects that are going to bid over the next two to four years, and I think the Xcel work that we have put in backlog demonstrates our ability to be competitive. We are expecting some margin uplift as we come out from under and are able to bid out in the open market, so we are very optimistic we’re going to see not only the Texas CREZ work get replaced, but also that we see margin improvement as that happens.

Martin Malloy - Johnson, Rice and Company - Analyst

Okay. Thank you.

Operator

Our next question does come from the line of Jamie Cook with Credit Suisse.

Jamie Cook - Credit Suisse - Analyst

Hi, good morning. A couple of, couple of follow-up questions. First, you talked about within the regional services business that June was break-even and that was obviously encouraging. Do you have any data points, or can you just talk, you know, qualitatively about what you are sort of seeing in July and August, and does that give you encouragement that things are improving or better than break even?

And then, my second question is, I think you gave a top line guidance, how should we think about profitability for your businesses in the back half of the year? And then my last question back to the utility side, I know your business benefits, a lot from MSA-type work, which is obviously good, but on — your thoughts just more broadly on electric transmission spend. You know, there are some people out there that think we’re sort of peaked — we’ll peak this year, and things fall, in 2014 and beyond, I’d just love to hear your broader thoughts on the market.

Thanks, and then I’ll get back in queue.

Randy Harl - Willbros Group, Inc. - President, CEO

All right, Jamie. Thank you. I think drilling down on the regions just a bit.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

If you go back and look at — we entered this business about three years ago, and as we got into it and discovered how different it was, really than main line pipelining, we had to set up a different structure. Our customers wanted us to be close to where they needed service, so we had to build up all of the offices so there was quite an infrastructure investment we had to go through in that business. And we were rocking along at 1%, 2% operating income in that business.

It kind of gets back to why I am confident. What happened is that we got out over our skis, especially up in the Northern Plains and took on lump sum work that was larger than what we had previously done, and failed to recognize the risk that we were taking or taken into account and funded in the projects and it just ate our lunch in Q4, Q1 and into Q2. The reason I’m confident is that the structure of that business that was producing 1% to 2% op income before that is basically the same.

We have put in very strict control in terms of bidding. We have added — we have broken the regions into three pieces so we have three x general management now over that business. We’ve gotten our Canadian segment involved in the Northern Plains.

We’ve added a lot of back office and project management and project control people to that business, which makes me very confident that what we bid in the future, we put it in backlog, we’re going to have a high probability of producing the results that we need. And the other regions, in the southern region, we have now gotten pretty good control of our utilization.

Have right-sized the business to match the amount of work that’s out there, and I believe that we’ll continue to see improved results out of that region, and then the northeast has been pretty strong. And so I don’t have any reason to believe, and when I look at what’s happening in the Utica, I believe we’ll continue to grow that business. So from a qualitative standpoint, I think all of the pieces are there for us to return to better than break-even in Q3 and Q4.

It probably won’t be a straight line. We will have ups and downs in the business, but I expect us to at least get to that break-even point. All of the things that I see out there point to that being achievable in Q3. And then improvement as we go forward.

With regard to your second question on the electric transmission, I think it’s important to, to think about our strategy, which is, has become more regional in nature. We have, we’re very strong in Texas, I think the two awards that we put up with Xcel are a good indication that we can go out there and bid against the others, our other competition that’s here, and be effective and win our share of the work. So I look at the total market and see the same things that I know that you’re hearing others talk about.

EEI’s data says we have hit the peak, but that is $14 billion, $15 billion in annual spend. Our business is about $250 [million] round numbers in transmission construction. So to grow our business, if it goes down to $12 billion, I mentioned that we’ve identified $11 billion of additional spend for transmission in Texas and the surrounding states. We see ample market in places that we’re strong to continue to grow our business and expand our margins.

Jamie Cook - Credit Suisse - Analyst

Okay. Thank you. I’ll get back in queue.

Operator

And our next question does come from the line of Tahira Afzal with KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Thank you and great quarter, guys.

Randy Harl - Willbros Group, Inc. - President, CEO

Thank you, Tahira.

Tahira Afzal - KeyBanc Capital Markets - Analyst

I guess my first question is in regards to really the electric transmission work. Then if I go through the CREZ documents that are available on the ERCOT site, then it does indicate that a lot of the terms on some of this CREZ work were fairly lucrative in terms of risk at least.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

So how do I get comfortable around what the margin profile and the risk profile is on the work that you are transitioning into, Randy? You know, is it — is the market really tightening and that’s really presenting increments and margin opportunity for you guys?

Randy Harl - Willbros Group, Inc. - President, CEO

Well, Tahira, I think the best way to think about that is, you know, we have built our transmission construction business into that $250 million or so a year size that’s almost 1,000 people and the equipment that it takes to support that. Working in the CREZ program primarily for Oncor, we have other things outside of that, but that’s a big part of it. So we have built our résumé working primarily unit-price work for Oncor.

When you look inside of our agreement with Oncor, the quid pro quo is we take a bit of a haircut on the operating margin in exchange for doing most of their work. So when we take a look at what gets reported publicly, in terms of operating margin, out of the transmission business, if you take that back to the job level, we are generating job-level margins in the transmission construction business comparable to the public competitors that we see out there. It gives us a lot of confidence there’s some margin expansion opportunities.

The Oncor relationship has been very, very valuable to Willbros.

They are a great partner for us in the business, but as we finish their CREZ work there, and the amount of work they’re going to do is going to decrease next year, we’ll move outside of their system based on what we have seen with these first two Xcel projects, which are 200-miles of 345 kV, we are expecting, based on the numbers that we have bid into those, to see a pretty good improvement in our operating margin. So we have a couple of good data points here where we have bid competitively and are satisfied with the numbers that we’ve got that we have a very good chance to see that margin expansion.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. That was very helpful, Randy. And I guess second question is the pipeline story. Clearly that is a fairly notable story and it’s great to see you back winning some of these larger projects and really showing you still have a lot of game there. Could you talk a bit about the risk of the, you know, the initial leg of work that a lot of you contractors are seeing out there?

I would assume it’s still fixed price but are you getting some negotiated contracting done as the market tightens, and from the profile I’m hazarding a guess that this is an Enterprise project, but I’m not sure. If you could talk about, really, your capacity after having won this project in terms of spreads and maybe your ability to win more work with the same customer.

Randy Harl - Willbros Group, Inc. - President, CEO

Tahira, the customer that we have for this project, we’ve signed a confidentiality agreement with them and they don’t want to disclose their name so we are honoring that. I really can’t comment on that. With regard to the competitive environment, I would say that it really hasn’t changed much over the past couple of years.

I thought it would become a little less competitive as we headed into this year. That really hasn’t materialized. It’s still quite competitive out there.

A lot of people show up before just about every offering, and so your ability to make money in this market really is a function of being a very good operator. So there’s not a lot of spread between who is second and who is first.

As we bid into the market in the first half of this year with the philosophy that I described of being patient and only taking work where we had covered our risks and felt we had a high probability of delivering the results that we needed, we were second a number of times.

And there wasn’t much spread between us and the number one guy, so we knew we were very competitive, but it took a while to find the right opportunity. One of the things that’s driving the competition is the size of the pipe. And so, all of a sudden, there’s a lot more miles of it out there but is smaller in size, you —.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

It’s hard to differentiate on the basis of automatic welding, handling the bigger pipe, managing the larger projects and those kinds of things, and so your ability to get down there and just be more efficient, manage effectively and those kinds of things are what it really takes. The market is quite robust in terms of the numbers of opportunities that are out there, but we have moved, and I think plays to what we’ve done in the regions.

On the one hand, you would look at our regional business and say that hasn’t been a very good thing for you with the losses that you’ve generated, and that’s true. On the other hand it has given us a footprint out there that allows us to attack the middle market here. There’s a whole lot of 12 and 16 and 20-inch pipe out there that are these big midstream opportunities that if you’re not local it’s pretty hard to compete for them.

And so I think that as we go forward here and get a better handle on the management of what we are doing out there in the region, and we combine the expertise that we have in the mainline pipeline group with that, and more effectively is as one Willbros out there attacking that market. We’ve got the right footprint to really be successful in this market.

It’s robust but it’s different. There’s a lot of competition yet we’re seeing that if we pick our spots, pick our customers, pick our projects that we can still get the risk-adjusted return that we need from this business.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay, Randy. And has the pushout of Keystone, by any chance, impacted this competitive environment, do you think?

Randy Harl - Willbros Group, Inc. - President, CEO

You know, Tahira, the Keystone, that would soak up some of the bigger spreads. Everybody is still bidding the same work.

There’s still a lot more capability, even with Keystone, in the US to do larger diameter pipeline work than there is work out there. So I don’t believe that the delay in Keystone has really affected the competitive market much at all. Most of the competition that we’re seeing on the smaller work is from a set of competitors that are not going to be involved in Keystone anyway.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Thank you very much.

Randy Harl - Willbros Group, Inc. - President, CEO

I would say, Tahira, I just want to add one thing that we really value our customer base, and what we are seeing is that as we perform, even in the regional business that we are finding the opportunity to add on to the work that we have, we are negotiating based on our good performance, our safety record, our productivity, ability to hit schedule in those kind of things to be able to add additional work on a negotiated basis.

And I neglected to say that. Now that’s not a general characterization of the market. It really is what you can earn if you do a good job. So we are finding opportunities to hit some seams there that are going to be very good for us.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Thank you very much.

Operator

And our next question does come from the line of Noelle Dilts with Stifel Nicolaus.

Noelle Dilts - Stifel Nicolaus - Analyst

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Hi, good morning.

Randy Harl - Willbros Group, Inc. - President, CEO

Good morning, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

First I just wanted to hit on your new, your new term loan. Obviously, the rate came in higher than you were expecting. Maybe you can talk about some of what you ran into there.

Some of the changes we’re going to see in terms of amortization and things like that. Can you talk about maybe you were expecting for interest expense for the next quarter even or an annual basis, and then touch on whether this is driving you to accelerate debt payments if possible.

Van Welch - Willbros Group, Inc. - CFO

Thanks, Noelle. This is Van. First of all, in terms of the term loan in what we achieved in terms of the coupon. We did, at the onslaught — at the onset of the transaction, we did, one of the rating agencies did issue a downgrade around our term loan B.

Not the Company rating but the term loan B rating. With that slip, or with that down-grade, it did take a number of potential lenders, I think, out of the market for us. That did put, that certainly put the pressure and limited the amount of lenders that we could approach.

I think that we ended up with a — ended up where we are, but we do have a facility that, I think, is flexible, and is certainly something that gives us the ability, I’m going to hit your next point, it does give us the ability to continue to pay down that debt associated around asset sales, which we mentioned, that I mentioned in my prepared marks, Hawkeye being certainly one of those assets. There is flexibility in that regard.

Noelle Dilts - Stifel Nicolaus - Analyst

And then maybe can you just touch on your expectations around interest expense next quarter, ex the non-cash charge.

Van Welch - Willbros Group, Inc. - CFO

If you look at the cash interest, I’m going to break it down for you. In terms of cash interest, assuming that there’s no revolver borrowings, we could expect about $6.8 million worth of cash interest. And the amortization of the OID bank fees and things of that nature, the amortization would move that up to around $7.5 million.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay.

Van Welch - Willbros Group, Inc. - CFO

Now also, as mentioned in Q3, in Q3 we will have a one-time non-cash charge of the previous unamortized financing cost of about $8 million. That will be a one-time non-cash charge that will hit us.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then just on — I know you talked a little bit about the Hawkeye sale. But any update on when maybe you think you can get this done, and can you comment on if there are some other assets you that think are — could potentially be sold over the next 12 months?

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Van Welch - Willbros Group, Inc. - CFO

On the Hawkeye sale, Noelle, it’s moving very well. The potential buyer is certainly a motivated buyer, and we are working very diligently with them to complete the transaction.

I would say, we would be looking at sometime late Q3, early Q4, probably, to complete the transaction, but I think that’s a very doable time frame. In terms of other asset sales, you know, we’re — I’m not going to specifically comment, but certainly it’s been our practice to review non-strategic opportunities for asset sales, and we’ll continue to do that.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then, just lastly, switching to operations, weather has been a recurring theme throughout the quarter. I’m curious if you were able to quantify the benefit that you saw in T&D from weather in the quarter, and then also, if you had any negative impact in Canada from the flooding and the wet conditions up there.

Van Welch - Willbros Group, Inc. - CFO

On the storm revenue in UTD, we had about $4.5 million worth of revenue related to storm in the quarter. That achieved a pretty hefty incremental margin.

You can look at 50%-plus margin on that kind of work. And I think, Noelle, in Canada we haven’t quantified the impact, but obviously the flooding in Calgary had some impact on our people.

We have had quite a wet season as we started, and we are really proud of our folks for being able to achieve the kind of quarter they did in Q2, which is traditionally impacted by spring breakup in the wet weather on top of that was certainly not helpful. But we were still able to find a way to have the good, strong quarter.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. Thanks.

Operator

And our next question does come from the line of Dan Mannes with Avendale Partners.

Dan Mannes - Avondale Partners - Analyst

Morning, team.

Randy Harl - Willbros Group, Inc. - President, CEO

Morning, Dan.

Dan Mannes - Avondale Partners - Analyst

I’m going to belabor regional delivery just a little bit more. If we rewind back to your Q1 call, it seemed like you had a good handle, or you thought you had a pretty good handle, on regional delivery and, obviously, Q2 was a bit softer. Can you maybe walk us through a little bit? Was that a continuation of the same projects that were more expensive to close out, or maybe were some new issues uncovered that sort of hurt Q2, recognizing that it sounds like you’ve gotten a handle on them as of June?

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - President, CEO

Dan, I think that in the project business, obviously it starts with having a good execution plan and putting a good estimate together to achieve that. And we’ve talked a lot about the support, the management, the project management, the project control and that we, our, ambition outran our intelligence a bit, especially in the Northern Plains region, and it’s the same projects that we had in Q1.

Our project management systems didn’t give us the information that we needed to let us know what a good forecast was. So we felt like we were pretty close to the end. Now we have turned over most of that work to customers, so it is a certainty.

The rest of it, we have spent a lot of time quantifying, putting systems and people, to be able to provide that project management backup that you need on any project. So the situation has continued to evolve. This is not a new problem.

We bid all of this work back in Q4. It was stuff that was — had visibility in Q1. Unfortunately, our forecast to complete was not as accurate as it needed to be. So, I mean, that’s about as plainly as I can put it.

Dan Mannes - Avondale Partners - Analyst

Okay. But is it fair to say that it the known problem projects that hurt Q1 hurt also hurt Q2, but are now complete?

Randy Harl - Willbros Group, Inc. - President, CEO

That’s correct, Dan.

Dan Mannes - Avondale Partners - Analyst

And then the second follow-up is on T&D. Appreciate the color on the storm work. Clearly that helped, but it sounds like the close-out on the initial two CREZ lines was a big help as well. Can you quantify, either directionally or even qualitatively, how much of an impact that was, just so we can think through what margins would look like, I guess on a normal quarter?

Randy Harl - Willbros Group, Inc. - President, CEO

I’ll let Van answer that more directly, Dan. But let me tell you how I think you should think about T&D. We had a great quarter in Q2. That is certainly the level of operating income that we want to move to.

I don’t expect that we’re going to do that again in Q3, and we will return to a good solid performance, but certainly not at this level, so it will go back to the kinds of margins that we’ve been producing out of that business in the past. Van?

Van Welch - Willbros Group, Inc. - CFO

I think, Dan, we talked about the storm, but the two projects that were completed. First of all, they were unit rate projects. They did come in, and as they were completing, they came in at lower costs.

We had some contingency associated on that project that they did not use. And as you know, when we forecast the projects, we consider contingency as cost that’s going to be spent. So they performed with much higher productivity in —, which decreased the cost, decreased the schedule and also we were able to release that contingency.

So what I’m trying to point out is there is nothing that is unusual. It was just very, very good performance on these two projects that delivered a substantial, a substantial pop in terms of income. There are two other CREZ projects, also, that are being worked on that are about 70% and 40% complete.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

We are seeing the same kinds of levels of efficiency in these other two projects, and we also adjusted those particular margins in Q2 and those higher margins are going to show themselves in Q3 and Q4 until they finish. So that certainly had a positive impact on Q2, but also it will have an impact on Q3 and going forward until completion.

Randy Harl - Willbros Group, Inc. - President, CEO

And just to add to that, Dan, they don’t finish until Q4. So we will get into a less favorable weather window at that point in time. So we are not counting those chickens before they hatch.

That’s the reason I want to tone down the guidance here, what your expectation is, as you start to think about Q3, Q4 for UTD. I think this is probably a good place to say, if you think about us and how you ought to think about us in Q3 and Q4, we had great performance in UTD and in Professional Services in Q2. We expect good, solid performance out of both of those in Q3 and Q4.

However, not at that same level. We expect — that we had in Q2. They’ll come down to a normal level of run rate. Very solid. Looked good compared to the comparative group. Canada will improve.

So Q2, always Canada struggles with spring breakup. I was really proud of our guys for being able to come through and produce the kind of Q2 that they did. But there is a lot of running room left in Canada, so we can expect improvement based on Q2 in Canada.

Oil & Gas, half of the revenue in the Company. I went through that with Marty a little bit earlier. While I’m not expecting to hit it over the fence, I’m not expecting it to be a big drag on the Company either. So if you kind of factor all of that in, I think that gives you the answer on what you ought to expect from us.

Dan Mannes - Avondale Partners - Analyst

That’s great color. Would you permit me one more question? I know I’m going to three, but — What’s that?

Connie Dever - Willbros Group, Inc. - IR

We’re just laughing, Dan.

Dan Mannes - Avondale Partners - Analyst

Well, rather than asking ten questions at once, I spread them out over three separate. So real quickly on Hawkeye, I did notice, it looked like the performance in the quarter in Disco ops was pretty tough. I was wondering, is that a continuation of the same issues over at Central Maine, or did you take a write-down in the business or did anything sort of discreet happen at Hawkeye?

Van Welch - Willbros Group, Inc. - CFO

Yeah, I think, Dan, we did take a further loss provision on the MPRP project. That loss provision was about $3.5 million. We also had some under-utilization issues in our distribution business up in Hawkeye.

In addition to those two things, we did take an impairment charge of about $1.9 million that came through in Disco ops in Q2.

Dan Mannes - Avondale Partners - Analyst

Got it. Thanks a lot for the color.

Operator

And our next question does come from the line of John Rogers with D.A. Davidson and Company.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

John Rogers - D.A. Davidson and Company - Analyst

Hi, good morning. One point of clarification, first. Randy, your comment to an earlier question about being moderately profitable, were you trying to address the Oil & Gas segment or the entire business, and were you saying operating profits or net income?

Randy Harl - Willbros Group, Inc. - President, CEO

Well, I think with regard to going through, again, segment by segment, John, we’re really pleased with what we’ve done in three out of the four segments.

John Rogers - D.A. Davidson and Company - Analyst

Sure.

Randy Harl - Willbros Group, Inc. - President, CEO

And so I think that we really had a banner quarter, especially in Professional Services and UTD, but they’re going to continue to be good. I think Oil & Gas is what I was referring to there. And you have to look at it in its pieces.

And so, we break through to an operating profit for the first time since 2010 in downstream. I think that is a very, very positive marker for the Company. The market is the wind is at our back in that business.

This is a business that has performed well in 2008 and 2009 and into 2010, and has the ability to generate some — and be accretive to our business. So we are confident that our new leadership in Oil & Gas, and the leadership that we’ve had, and the few additional people that we are going to add to downstream, is not only going to get that to where we are this quarter, but that we’ll see that continue to improve into Q3 and Q4 and into next year.

We ought to see growth out of that. Now, I can’t tell you exactly what the timing of that is going to be, but it should be positive. The other piece of Oil & Gas, our centerfold business has always been the pipeline construction business.

The first half of the year, if you take a look at the numbers, we actually outperformed last year in pipeline construction because we had a loss on the Red River job in Q2.

So our guys did a fantastic job even though we didn’t backlog a lot of business into Q1 and we weren’t fully utilized, they did a good job of managing their costs and managing the projects that we did have very effectively, and now we’re headed into Q3 and Q4, very close to being booked out in terms of what our forecast was for the year.

And I didn’t answer this for the question earlier. We do have more capacity. My comments are with regard to our internal forecast of revenue and income for pipeline construction and facilities.

There’s certainly the market potential for us to exceed that as we head into the back of the year, and then that really brings you to the big drag we’ve had. We have lost, what, Van, $30 million on that regional business over the last two quarters, John. So if you bring that back to we have hit that break-even point in June, the market is certainly there for us to do that or better.

You bake all of that in, then all of a sudden I’m optimistic Oil & Gas is right there and poised for a breakthrough into profitability. Now I wouldn’t have huge expectations of what that’s going to be, but if you just get rid of the drag that it has had on our business, it makes a huge contribution.

John Rogers - D.A. Davidson and Company - Analyst

I appreciate that, and thank you for the color. The other question I had was as far as the $25 million of CapEx that you’re planning this year, is that enough to support what looks like is going to be better market opportunities, especially as we go out into 2014?

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Van Welch - Willbros Group, Inc. - CFO

John, what we are looking at, we believe it is. Certainly, when we get into 2014 and do that, when we make that capital budget, we’ll reassess, certainly, what we want to spend into first part of next year.

You know, the good thing going back to what we’ve done with where our working capital is, where our credit facility, and where our liquidity is, it gives us, certainly, the ability to be able to do more associated around capital expenditure than perhaps what we’ve done in the past. So that flexibility is now with us.

John Rogers - D.A. Davidson and Company - Analyst

Okay. And Randy mentioned you have excess capacity in the pipeline business right now.

Randy Harl - Willbros Group, Inc. - President, CEO

We have had, John, is less now as we mobilize on this 150 miles of 30-inch. But we still have the ability to perform a number of other projects around that. We have been looking, Van has been working with our operators, to determine what is the optimal structure in terms of ownership, leasing, rental, that kind of thing.

We are assessing our situation that changes over time. The kind of equipment that you need to support that business has changed a bit, and we are working with the suppliers to find the optimal solution to that. And so, we believe that we are going to be able to support whatever the market will give us here, and we’ll flex based on what we are able to do, and always, a lot of our capital budget is based on the winning of projects.

And if we win those projects and we have to spend that money, we have looked at what’s out there. If we don’t, then we don’t. So you are absolutely right, the opportunities that are out there for us are significant.

Contractors need liquidity, especially in a market like we are in. Getting this refinancing done was hugely important to the Company. Having a capital structure that allows us to take advantage of that marketplace is very, very important and we are there. And so just if you have any concerns about our ability to think about it correctly, and think about the cap structure it takes to take advantage of that market, we’re all over that, John.

John Rogers - D.A. Davidson and Company - Analyst

Okay. Great. Thank you very much.

Operator

And our next question is a follow-up question from the line of Noelle Dilts from Stifel Nicolaus.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi again. You talked about the regional delivery business being break-even in June. But I’m curious if you have looked into the results in July and what you’re seeing.

Randy Harl - Willbros Group, Inc. - President, CEO

We, of course, are constantly looking at that, Noelle. What I would say about that is I have every expectation that we’re going to be at that level or better going forward.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And you come into that with a lot of the other businesses. Could you just talk about of sustainability and the Professional Services business?

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - President, CEO

Well, if you think about the components of Professional Services, it’s anchored by a pretty large engineering business. We have about 2,000 people today in Professional Services, so, I mean, it’s got a lot of mass. About half of it is traditional engineering, and so it’s all the way from conceptual engineering through detail engineering. So from a — that really turns on the health of the market.

And so if you look out there, looking at the downstream business, looking at the midstream business, all the indicators of that are up. And so I would say that that half of the people we have working is quite sustainable, in fact, improving. And so, I expect that we will see margins at least be stable. Maybe some improvement.

Looking at the rest of that, the business, I talked about a huge turnaround that we’ve seen in our line locate and on into our integrity business. We suffered with that business for a couple of years. We had some customers that decided to go on the cheap.

Finally came back to somebody that could supply consistent, good-quality services. We have expanded the geography of that business. That’s another major component that is growing and making a good, solid contribution to the business.

And then, finally into the integrity-side of the business, and we are early, early innings of being able to take advantage of that market which is going to be driven by the regulations that PHMSA is going to have out later in this year, and we have established ourselves as a leader in terms of the professional services side of that business.

We now have a leader for that business that’s a well-seasoned manager that understands integrity from the customer-side. We have recently appointed a new leader of the construction-side of that business, which is where I see huge potential for upside in terms of generation of revenue. If you look at the Canadian results, the ability to be heavily involved in the integrity digs in Canada has really helped us there.

So we have a model that’s established. We’ve got Canada working with our Professional Services group to make sure we take advantage of those learnings, but what I see here is that Professional Services has a lot of upside.

The market is there. When we look at what could come out of the regulations around, uh, pipeline integrity, what has to get done, The Texas Railroad Commission is also weighing in on this. So we see all of the market factors with regard to Professional Services as positive, and we have opportunities to, as I guided — talked about a bit, that we had good results in Q2.

Expect those to come off a bit, but over a longer period of time I would expect to — in my target is to break Professional Services into that double-digit territory.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. I appreciate the color.

Operator

And at this time, there are no further questions. I would like to turn the call back over to Randy Harl for any closing comments.

Randy Harl - Willbros Group, Inc. - President, CEO

Okay, thanks. Our culture of accountability is focused on achieving these five key results which will be the measure of our success.

Number one, safety. Continuing to drive world-class safety where we protect our employees and all stakeholders associated with our work. We are targeting a total recordable incident rate of less than one.

Number two, our people. We are creating the environment where people choose to work for us versus any other option.

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AUGUST 09, 2013 / 01:00PM GMT, WG - Q2 2013 Willbros Group, Inc. Earnings Conference Call

Three, our customers. We are creating a level of customer satisfaction where they choose us versus our competition.

Four, we are improving our management of cash, and our goal is to reduce our average DSO by 10 days.

And finally, five, we are targeting operating income to be in the top tier of our peer group. These key results will drive the shareholder value that you desire and we seek. I look forward to updating you on our progress each quarter going forward. Thank you for joining us today.

Operator

Thank you very much. Ladies and gentlemen, that will conclude the conference for today. We do thank you for your participation. You may now disconnect your lines at this time.

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